Exhibit 21.1      Subsidiaries of the Registrant

The Terra Nova Financial Group, Inc. (formerly Rush Financial Technologies, Inc.) subsidiaries are as follows:

Terra Nova Trading, LLC                   an Illinois limited liability company
Market Wise Securities, LLC               a Delaware limited liability company
Market Wise Stock Trading School, LLC     a Colorado limited liability company
RushTrade Securities, Inc                 a Texas limited liability company
RushGroup Technologies, Inc.              a Texas limited liability company
..Dominion Agency                          a Texas limited liability company
Dominion Institutional Services           a Texas limited liability company
Lost View Development                     a Texas limited liability company
Rushmore Realty Advisors                  a Texas limited liability company

Terra Nova Financial Group, Inc. is a Texas corporation